Exhibit 10.1

TRINITY INDUSTRIES, INC.

FOURTH AMENDED AND RESTATED TRINITY INDUSTRIES, INC.
2004 STOCK OPTION AND INCENTIVE PLAN

NOTICE OF GRANT OF STOCK OPTIONS

TO:        (the “Optionee” or “you”)

FROM:        Trinity Industries, Inc., a Delaware corporation (the “Company”)

You have been granted a Stock Option to purchase Shares of the Company pursuant to the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan (the “Plan”). This Stock Option is subject to all of the terms and conditions set forth in this Notice of Grant of Stock Options (the “Notice of Grant”), the Plan, and the Non-Qualified Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), each of which are incorporated into this Notice of Grant. Capitalized terms that are not defined in the Notice of Grant shall have the meanings given to them in the Agreement, and if not defined in the Agreement, the meanings given to them in the Plan.

Date of Grant:

Option Number:

Number of Shares subject to the Stock
Option (the “Optioned Shares”):

Option Price (per Optioned Share):

Total Option Price:

Type of Stock Option:

Expiration Date:

Vesting and Exercisability:

Except as specifically provided in the Agreement and subject to certain restrictions and conditions set forth in the Plan, the Stock Option shall become vested and exercisable in accordance with the following table, provided you are employed by or otherwise providing continuous services to the Company or an Affiliate from the Date of Grant through the vesting date set forth below (the “Vesting Date”):

Stock Option Vested	Vesting Date

Additional Terms/Acknowledgment: You acknowledge and agree that the Notice of Grant and the vesting and exercisability schedule set forth herein do not constitute an express or implied promise of your continued employment or engagement for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s right to terminate your employment or service relationship with the Company or its Affiliates at any time, with or without Cause. You further acknowledge and agree that nothing in this Notice of Grant, the Agreement or the Plan shall confer upon you the right to receive any future Awards.

Committee Decisions/Interpretations/Acceptance: You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Human Resources Committee of the Board (the “Committee”) upon any questions relating to the Plan, the Agreement, and this Notice of Grant. By accepting this Notice of Grant, you acknowledge receiving a copy of the Plan and the Agreement, and represent that you are familiar with the terms and provisions thereof, and hereby accept the Stock Option subject to all of the terms and provisions hereof and thereof. You further acknowledge and represent that you have reviewed this Notice of Grant, the Plan, and the Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Notice of Grant, and fully understand all of the provisions of this Notice of Grant, the Plan and the Agreement.

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By your signature below, you agree that the Notice of Grant, the Agreement, and the Plan, constitute your entire agreement with respect to the Stock Option, and except as set forth therein, may not be modified except by means of a writing signed by the Company and you. This Notice of Grant and Agreement may be executed in duplicate counterparts, the production of either of which (including a signature or proof of electronic acceptance) shall be sufficient for all purposes for the proof of the binding terms of this Stock Option.

THE COMPANY:

Trinity Industries, Inc.

By:	/s/ Melendy Lovett
Name:	Melendy Lovett
Title:	Senior Vice President and Chief Financial Officer

OPTIONEE:

Signature

Name:

Date:

Exhibit A
FOURTH AMENDED AND RESTATED TRINITY INDUSTRIES, INC.
2004 STOCK OPTION AND INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

1.Grant of Option. Trinity Industries, Inc., a Delaware corporation (the “Company”) hereby grants to the Optionee named on the Notice of Grant (the “Optionee”), a Stock Option to purchase up to the total number of Optioned Shares subject to the Stock Option as set forth in the Notice of Grant, at the Option Price as set forth in the Notice of Grant, subject to the terms and conditions set forth in this Non-qualified Stock Option Agreement (this “Agreement”) and the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, as amended from time to time (the “Plan”). The Option Price is equal to or greater than the Fair Market Value per Share on the Date of Grant set forth in the Notice of Grant. The “Option Period” shall commence on the Date of Grant and shall expire on the Expiration Date set forth on the Notice of Grant, unless terminated earlier in accordance with Section 4 below. The Stock Option is a Non-qualified Stock Option that is intended to comply with the provisions governing nonqualified stock options under the final Treasury Regulations issued on April 17, 2007, in order to exempt this Stock Option from application of Section 409A of the Code.

2.Subject to Plan. The Stock Option and its exercise are subject to the terms and conditions of the Plan, and in the event of conflict between the Notice of Grant, this Agreement and the Plan, the terms, conditions and provisions of the Plan shall be controlling. Unless otherwise defined herein, the capitalized terms used herein shall have the meanings given to them in the Notice of Grant, and if not defined in the Notice of Grant, the meanings given to them in the Plan. The Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee, as applicable, and communicated to the Optionee in writing.

3.Vesting of Stock Option; Time of Exercise.
a.    Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Stock Option shall vest and become exercisable as provided in the Notice of Grant. Once vested, the Stock Option may be exercised, in whole or in part, at any time during the Option Period. The vesting schedule set forth in the Notice of Grant may be accelerated at the discretion of the Committee as provided in the Plan or in the event the provisions of paragraph (b) of this Section 3 apply.
b.    If the Optionee ceases to be an officer, director, or employee of the Company or an Affiliate by reason of death, Disability, or Retirement, to the extent not previously vested, the Stock Option shall become fully vested and the Optionee or the Optionee’s personal representatives, heirs, legatees, or distributees, as appropriate, shall have the immediate right to fully exercise the Stock Option at any time during the Option Period.
4.Term; Forfeiture. Except as otherwise provided in this Agreement, to the extent the Stock Option is not vested on the date the Optionee ceases to be an officer, director, or employee of the Company or an Affiliate (a “Termination of Service”) for any reason, such unvested portion of the Stock Option shall be terminated and forfeited on that date. Except as otherwise provided in this Agreement, the vested portion of the Stock Option shall be terminated and forfeited and the Option Period shall end upon the earliest occurrence of (i) the Expiration Date, or (ii) the first of the following to occur:

a.    Unless otherwise determined by the Committee, if the Optionee incurs a Termination of Service by reason of the fact that the Optionee is discharged by the Company or an Affiliate for Cause (as defined below), as determined solely and exclusively by the Committee, then upon such Termination of Service the Stock Option shall be terminated and forfeited and the Option

Period shall end. For purposes of this Agreement, the term “Cause” shall have the meaning given to such term in the CIC Agreement (as defined below); provided, however, if such agreement does not define the term “Cause” or there is no such Agreement, then the term “Cause” shall mean (i) the willful and continued failure by the Optionee to substantially perform the Optionee’s duties with the Company (other than any such failure resulting from the Optionee’s incapacity due to physical or mental illness and other than in respect of any duties inconsistent with, or more burdensome than, the Optionee’s duties with the Company immediately prior to a Change in Control of the Company); (ii) misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the Optionee constituting a felony that results, or is intended to result, directly or indirectly, in gain to or personal enrichment of the Optionee at the Company’s expense; (iii) the conviction of the Optionee of a felony involving the moral turpitude of the Optionee; or (iv) the willful engagement by the Optionee in continued misconduct which is materially injurious to the Company after having been advised in writing of the particular misconduct deemed by the Company to be materially injurious to the Company and instructed in such writing to cease any further misconduct of a similar nature. For purposes of the foregoing, no act or failure to act on the part of the Optionee shall be considered “willful” unless done, or omitted to be done, by the Optionee not in good faith and without reasonable belief that the action or omission of the Optionee was in the best interest of the Company.
b.    Unless such periods are otherwise extended by the Committee, if the Optionee incurs a Termination of Service by reason of the Optionee’s Retirement, then the Option Period shall end thirty-six (36) months after the date of such Termination of Service at which time the Stock Option shall be terminated and forfeited; provided, however, that if the Optionee dies during such thirty-six (36) month period, then the Option Period shall end twelve (12) months after the date of the Optionee’s death at which time the Stock Option shall be terminated and forfeited.
c.    Unless such periods are otherwise extended by the Committee, if the Optionee incurs a Termination of Service by reason of the Optionee’s Disability, then the Option Period shall end twelve (12) months after the date of the Optionee’s Termination of Service at which time the Stock Option shall be terminated and forfeited.
d.    Unless such periods are otherwise extended by the Committee, if the Optionee incurs a Termination of Service by reason of death, then the Option Period shall end twelve (12) months after the date of the Optionee’s death at which time the Stock Option shall be terminated and forfeited. The Optionee’s personal representatives, heirs, legatees, or distributees, as appropriate, shall have the right to exercise the Stock Option during such twelve (12) month period.
e.    Unless such periods are otherwise extended by the Committee, if the Optionee incurs a Termination of Service for any reason other than as described in paragraphs (a) through (e) above, then the Option Period shall end three (3) months after the date of the Optionee’s Termination of Service at which time the Stock Option shall be terminated and forfeited; provided, however, that if the Optionee dies during such three (3) month period, then the Option Period shall end twelve (12) months after the date of the Optionee’s death at which time the Stock Option shall be terminated and forfeited.
f.    Notwithstanding the foregoing, subject to paragraph (g) below, if the Optionee and the Company have entered into a Change in Control Agreement, as amended or restated from time to time (a “CIC Agreement”), then the Stock Option shall be exercisable until the later of (i) the last date the Stock Option may be exercised pursuant to paragraphs (b) through (e) above, or (ii) the last date the Stock Option may be exercised pursuant to the terms of the CIC Agreement.
g.    Notwithstanding anything to the contrary in paragraphs (b) through (f) above, no portion of the Stock Option shall be exercisable after the Expiration Date.

5.Who May Exercise. Subject to the terms and conditions set forth in the Notice of Grant and Sections 3 and 4 above, during the lifetime of the Optionee, the Stock Option may be exercised only by the Optionee, or by the Optionee’s guardian or personal or legal representative. If the Stock Option is exercisable following the Optionee’s death as specified in Section 4, and the Optionee has not exercised the Stock Option as to the maximum number of vested Optioned Shares as set forth in the Notice of Grant as of the date of death, the following persons may exercise the vested portion of the Stock Option on behalf of the Optionee with respect to the vested Optioned Shares at any time prior to the earliest of the dates specified in Section 4 hereof: the personal representative of his estate or the person(s) who acquired the right to exercise the Stock Option by bequest or inheritance or by reason of the death of the Optionee, provided that the Stock Option shall remain subject to the other terms of the Notice of Grant, this Agreement, the Plan, and all Applicable Laws, rules, and regulations.

6.Manner of Exercise. Subject to such administrative regulations as the Committee may from time to time adopt, the Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of Shares with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”), which shall be the date that the Optionee has delivered both the Exercise Notice and the consideration to the Company with a value equal to the total Option Price of the Shares to be purchased (plus any federal, state or local income tax and employment tax withholding or other tax payment due with respect to such exercise). The Stock Option may be exercised only with respect to a full Share, and no fractional Share shall be issued. On the Exercise Date, the Optionee shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) in cash (including check, bank draft, or money order); (b) by the delivery of Shares (including Restricted Stock when authorized by the Committee) already owned by the Optionee; (c) by directing the Company (when authorized by the Committee) to withhold Shares otherwise issuable upon exercise, having a Fair Market Value equal to the total Option Price; provided that no delivery or withholding of Shares will be permitted if it would result in the Company recognizing additional accounting expense after the grant of the Stock Option or upon its exercise; (d) by providing with the notice of exercise an order to a designated broker to sell part or all of the Shares and to deliver sufficient proceeds to the Company, in cash or by check payable to the Company, to pay the full purchase price of the Shares (i.e., a “cashless exercise”); or (e) any combination of the foregoing. Shares delivered or tendered to exercise the Stock Option must be held for at least six-months prior to the date of exercise of the Stock Option if the Shares were acquired by previous exercise of a Stock Option or by vesting of Restricted Stock or Restricted Stock Units. Shares acquired by other methods (e.g., open market, purchase, gift, etc.) do not have the six-month holding requirement. Upon payment of all amounts due from the Optionee, the Company shall cause the issuance of the Shares then being purchased to the Optionee (or the person exercising the Optionee’s Stock Option in the event of the Optionee’s death) as soon as practicable after the Exercise Date, in accordance with Section 10.

7.Tax Requirements. Shares shall only be delivered pursuant to the exercise of the Stock Option if the Optionee or the Optionee’s personal representative has made appropriate arrangements with the Company in accordance with Section 27 of the Plan for the payment of applicable taxes which are required to be withheld under federal, state or local law or the tax withholding requirement has otherwise been satisfied.

8.Compliance with Securities and Other Laws. The obligation of the Company to deliver Shares under the Stock Option shall be subject to the condition that, if at any time the Company shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Shares upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of Shares thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee. The Company shall not be required to sell or issue Shares under Stock Option if the issuance thereof would constitute a violation by either the Optionee or the Company of any provision of any law or regulation of any governmental authority or any securities exchange or inter-dealer quotation system. As a condition of any sale or issuance of Shares under the Stock Option, the

Company may place legends on Shares, issue stop transfer orders and require such agreements or undertakings from the Optionee as the Company may deem necessary or advisable to assure compliance with any such law or regulation. Any determination in this connection by the Company shall be final, binding, and conclusive. The obligations of the Company and the rights of the Optionee are subject to all applicable laws, rules, and regulations.

9.Nontransferability of Stock Option. Except as provided in the Plan, the Stock Option is not assignable or transferable by the Optionee except by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Stock Option contrary to the provisions hereof, or the levy of any execution, attachment, or similar process upon the Stock Option shall be null and void and without effect.

10.Delivery of Shares; Rights as Stockholder. Shares will be delivered to the Optionee as soon as practical after exercise of the Stock Option; subject to the requirements of Sections 7 and 8. At the discretion of the Company, Shares may be delivered to the Optionee by book-entry credit to an account established in the Optionee’s name by the Company with the Company’s transfer agent, or upon written request from the Optionee (or the Optionee’s personal representative, beneficiary or estate, as the case may be) in certificates in the Optionee’s name (or, if exercised after the Optionee’s death, in the name of the Optionee’s personal representative, beneficiary or estate). The Optionee shall not acquire or have any rights as a stockholder of the Company, including, but not limited to, the right to vote Optioned Shares or the right to receive dividends on Optioned Shares, until Shares issuable upon exercise of the Option are actually issued and delivered to the Optionee in accordance with this Agreement, at which time the Optionee share acquire the rights as a stockholder of the Company with respect to such issued and delivered shares. Except as otherwise provided in Section 11 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to issuance of Shares to the Optionee (or the Optionee’s personal representative, beneficiary or estate, as the case may be). The Optionee, by his or her execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of Shares.

11.Adjustment upon Changes in Capitalization. The number of Shares covered by the Stock Option, and the Option Prices thereof, shall be subject to adjustment in accordance with Section 20 of the Plan. The granting of this Stock Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate, or sell, or transfer all or any part of its business or assets.

12.No Right to Continue Service or Employment. Nothing in the Notice of Grant, this Agreement or the Plan shall confer upon the Optionee any right to remain an officer or employee of the Company or one of its Subsidiaries, and nothing herein shall be construed in any manner to interfere in any way with the right of the Company or its Subsidiaries to terminate the Optionee’s service at any time.

13.Interpretation by the Committee. The administration of the Plan has been vested in the Committee, and all questions of interpretation and application of the Notice of Grant and this Agreement shall be subject to determination by a majority of the members of the Committee, which determination shall be final and binding on the Optionee.

14.Restrictive Covenants.

a.    Non-Disclosure.
(i)    During the Optionee’s employment with the Company, the Company shall grant the Optionee otherwise prohibited access to the Company’s trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at the Company’s substantial expense, and which is of great competitive value to the Company.

“Confidential Information” includes all trade secrets, inventions and confidential and proprietary information of the Company including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to any of the Company’s discoveries; designs; plans; strategies; models; processes; techniques; technical improvements; development tools or techniques; modifications; formulas; patterns; devices; data; product information; manufacturing and engineering processes, data and strategies; operations; products; services; business practices; policies; training manuals; principals; vendors and vendor lists; suppliers and supplier lists; customers and potential customers; contractual relationships; research; development; know-how; technical data; software; product construction and product specifications; project information and data; developmental or experimental work; plans for research or future products; improvements; interpretations, and analyses; database schemas or tables; infrastructure; marketing methods; finances and financial information and data; business plans; marketing and sales plans and strategies; budgets; pricing and pricing strategies; costs; customer and client lists and profiles; customer and client nonpublic personal information; business records; audits; management methods and information; reports, recommendations and conclusions; and other business information disclosed or made available to the Optionee by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (A) is generally available to the public on the Date of Grant or (B) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. Throughout the Optionee’s employment with the Company and thereafter: (x) the Optionee shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) the Optionee shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Optionee’s duties.
(ii)    If the Optionee shares Confidential Information with outside persons, other than as required to comply with applicable laws and as necessary to manage the Optionee’s personal finances or in accordance with the exceptions contained in this Section 14(a), the Optionee may be subject to the Optionee’s rights hereunder being forfeited upon a determination by the Committee that the Optionee has violated this Section 14. Nothing in this Agreement prohibits the Optionee from reporting possible violations of U.S. federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, making other disclosures that are protected under the whistleblower provisions of U.S. federal or state law or regulation, or participating in an investigation or proceeding conducted by any governmental or law enforcement agency or entity. The Optionee does not need the prior authorization of the Company to make any such reports or disclosures, and the Optionee is not required to notify the Company that the Optionee has made such reports or disclosures.
(iii)    This Agreement also does not prohibit the disclosure of a trade secret (as that term is defined under applicable law) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Optionee files a lawsuit for reporting a suspected violation of the law, the Optionee may disclose the trade secret to the Optionee’s attorney and use the trade secret in the court proceeding if the Optionee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

b.    Non-Competition. In consideration for (i) this Agreement and the benefits provided herein; (ii) the Company’s promise to provide Confidential Information to the Optionee, (iii) the substantial economic investment made by the Company in the Confidential Information and the goodwill of the Company, (iv) the Company’s employment of the Optionee, and (v) the compensation and other benefits provided by the Company to the Optionee, to protect the Company’s Confidential Information and the business goodwill of the Company, the Optionee agrees to the following restrictive covenants and the covenants set forth in Sections 14(c), (d), (e), and (f). During the Optionee’s employment and for a twelve (12) month period subsequent to the date of the Optionee’s termination of employment (the “Restricted Period”), the Optionee agrees he or she will not, directly or indirectly, absent the express, written consent of the Chief Executive Officer of the Company (the “CEO”) or the Chairman of the Committee (the “Chairman”), or either of their respective designees, become or serve as, directly or indirectly, a director, officer, employee, owner, partner, advisor, agent, or consultant with, or engage in, any business that manufactures, provides or sells rail manufacturing, rail maintenance, rail leasing or rail management, tank or freight railcars, railcar parts or heads, or highway products, shipper services, and all other products and services provided, or seriously pursued, by the Company or its Affiliates during the period from the Date of Grant through the date of the Optionee’s termination of employment, in any state, or similar geographic territory, in which the Company or any of its Affiliates operate as of the date of the Optionee’s termination of employment and for which the Optionee performed services, had responsibility or received Confidential Information (“Restricted Territory”). Further, for a twelve (12) month period after the Optionee’s termination of employment, the Optionee agrees not to serve as a consulting or testifying expert for any third party in any legal proceedings (including arbitration or mediation) or threatened legal proceedings involving the Company, unless called to do so by the Company or an Affiliate. The Optionee agrees to notify the CEO in writing, with a copy of such notice to the Chairman, in the event the Optionee accepts employment or service of any nature with any person, business, or entity during the Restricted Period.
c.    Non-Solicitation. During the Restricted Period, other than in connection with the Optionee’s duties for the Company, the Optionee shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, (i) solicit business, or attempt to solicit business, from any Client or Prospective Client, (ii) interfere with, or attempt to interfere with, the Company’s relationship, contracts or business with any Client or Prospective Client or Supplier, or (iii) induce or persuade in any manner, or attempt to induce or persuade, any Client or Prospective Client or Supplier to curtail or cancel any business or contracts with the Company. This restriction applies only to business which is in the scope of services or products provided by the Company. “Client or Prospective Client” means any client or prospective client with whom the Company did business or who the Company solicited within the twenty-four (24) month period preceding the Optionee’s termination of employment, and who or which: (A) the Optionee contacted, called on, serviced or did business with during the Optionee’s employment with the Company; (B) the Optionee learned of as a result of the Optionee’s employment with the Company; or (C) about whom the Optionee received Confidential Information. “Supplier” means any person or entity that provided goods or services to the Company at any time during the two (2) year period before the Optionee’s termination of employment.
d.    Non-Recruitment. During the Restricted Period, other than in connection with the Optionee’s duties for the Company, the Optionee shall not, and shall not use any Confidential Information to, on behalf of the Optionee or on behalf of any other person or entity, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, or attempt to hire, solicit, induce, recruit, engage, go into business with, or encourage to leave or otherwise cease his/her employment with the Company, any individual who is an employee or independent contractor of the Company or who was an employee or independent contractor of the Company within the twelve (12) month period prior to the Optionee’s termination of employment.

e.    Non-Disparagement. The Optionee agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, during the Optionee’s employment and after the Optionee’s termination of employment for any reason, the Optionee shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its stockholders, managers, officers, directors, employees, investors or Affiliates. Nothing in this Section 14(e) is intended to interfere with the Optionee’s right to engage in the conduct set forth in Section 14(a)(ii) or (iii).
f.    Remedies. By acceptance of this Agreement, the Optionee acknowledges that the geographic scope and duration of the restrictions and covenants contained in this Section 14 are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Optionee’s level of control over and contact with the business in the Restricted Territory; and (iii) the amount of compensation and Confidential Information that the Optionee is receiving in connection with the Optionee’s employment with the Company. If the Optionee violates any of the restrictions contained in this Section 14, the Restricted Period shall be suspended and shall not run in favor of the Optionee until such time that the Optionee cures the violation to the satisfaction of the Company and the period of time in which the Optionee is in breach shall be added to the Restricted Period applicable to such covenant(s). Further, by executing this Agreement, the Optionee acknowledges that the restrictions contained in this Section 14, in view of the nature of the Company’s businesses, are reasonable and necessary to protect their legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company. Accordingly, by executing this Agreement, the Optionee acknowledges and agrees that, in the event of the Optionee’s breach or threatened breach of the provisions in this Section 14, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Optionee from the commission of such breach or threatened breach, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from the Optionee, damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to such breach or threatened breach. In addition, in the event the Optionee violates any of the restrictions contained in this Section 14, all benefits under this Agreement shall immediately cease, no additional Shares will be due to the Optionee pursuant to the Agreement and the Stock Option (whether vested or unvested) shall be terminated and forfeited, and, to the extent the Optionee has previously received Shares pursuant to this Agreement, upon written demand by the Company, the Optionee must immediately repay the Company the Shares previously received (or the value thereof as of such date, if the Shares have been sold or otherwise disposed of by the Optionee). Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The existence of any claim or cause of action by the Optionee against the Company, whether predicated on this Agreement, the Plan or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 14, or preclude injunctive relief.
g.    Survival. The provisions of this Section 14 shall survive any Termination of Service by the Optionee, the termination of the Stock Option, and/or the termination of this Agreement.
15.Entire Agreement; Modification. This Agreement together with the Plan and the Notice of Grant supersede any and all other prior understandings, negotiations and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. The Optionee acknowledges that the Optionee is relying solely on the Optionee’s own judgment in entering into this Agreement, and not on any communications, promises, or representations of the Company or its agent, except as expressly contained in this Agreement. The Committee may amend this Agreement or the Notice of Grant without the Optionee’s consent provided that it concludes that such amendment is not materially adverse to the Optionee, is permitted under Section 20 of the Plan, or is necessary for purposes of compliance with applicable law or compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

Except as provided by the immediately preceding sentence, no change or modification of this Agreement or the Notice of Grant shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

16.Law Governing. The Notice of Grant and this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

17.Repayment on Restatement. The Stock Option granted hereunder is subject to cancellation and any Shares deliverable upon exercise are subject forfeiture in order to satisfy amounts recoverable by the Company, upon a determination by the Committee pursuant to the Policy for Repayment on Restatement of Financial Statements in effect at the time of such determination, which Policy is incorporated herein by reference.

18.Notice. Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered only when actually received by the Company or the Optionee, as the case may be, at the addresses set forth below (or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith):

a.    Notice to the Company shall be sent electronically to compensation@trin.net or in hard copy addressed and delivered as follows: Trinity Industries, Inc., 2525 Stemmons Freeway, Dallas, Texas 75207, Attention: Corporate Compensation Department.
b.    Notice to the Optionee shall be sent electronically to the Optionee’s Company e-mail address or, in hard copy addressed and delivered to the Optionee’s address then on file with the Company.
19.Acceptance. The grant of the Stock Option is subject to and conditioned upon the Optionee’s electronic acceptance of the terms hereof.

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